Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Greg Mount Appointed President & CEO

of Red Lion Hotels Corporation

Industry Veteran Brings More Than 25 Years of Hospitality Experience

Company Continuing to Execute Multi-Pronged Growth Strategy

SPOKANE, Wash., Jan. 13, 2014 – Red Lion Hotels Corporation (NYSE: RLH) announced Greg Mount has been appointed President and Chief Executive Officer effective January 27. Mount will succeed James P. Evans, who has served as Interim President and Chief Executive Officer since August 2013. Evans will remain a member of the company’s Board of Directors and will work closely with Mount to support a seamless transition.

Greg Mount brings more than 25 years of experience to Red Lion and prior to joining the company served as President of Richfield Hospitality, Sceptre Hospitality and Richfield Hospitality China, where he executed a number of strategic deals including the acquisition and merger of Whiteboards Labs into Sceptre Hospitality. Previously, he held senior roles at Sage Hospitality, as well as Starwood Hotels & Resorts Worldwide, where he led the full-service division responsible for developing franchises and management contracts for the Westin, Sheraton, Four Points by Sheraton, Le Meridien, and Luxury Collection brands in the United States, Canada and the Caribbean. Before joining Starwood, Mount held senior operating positions at Interstate Hotels Corporation and Marriott International Hotels, working his way up through a number of hotel and regional management positions before moving into Development.

“Greg has a proven track record of successfully increasing the brand visibility and geographic footprint of a number of hotel chains, and we are confident that he is the right leader to grow Red Lion,” said Mel Keating, Chairman of the Board. “Greg’s expertise will allow him to continue and accelerate the multi-pronged go forward strategy focused on refining our owned hotel portfolio, increasing our franchising footprint and pursuing development opportunities in major Western U.S. markets. Over the last few years Red Lion has successfully strengthened its balance sheet by completing strategic asset sales and paying down debt, while restructuring operations to increase efficiencies. Red Lion now has the financial flexibility to capitalize on significant opportunities for our unique platform and we are confident that Greg’s experience in developing and growing hospitality brands will be immediately additive to Red Lion.

“On behalf of the Board and everyone at Red Lion, I thank Jim for his leadership, commitment and contributions to this company as Interim CEO,” continued Keating. “Jim stepped in at an important time in the development of Red Lion and established a strong foundation for Greg and the senior leadership team on which they will continue building. We appreciate Jim’s leadership and look forward to his continued contributions as a member of the Red Lion Board of Directors.”

“I am delighted with the opportunity to lead Red Lion, a great company with a strong brand name and an impressive portfolio of both owned-and-operated and franchised properties across the Western U.S.,” said Mount. “As Red Lion enters its next stage of growth, we are well positioned to expand franchising and development in our core markets while providing guests with the best locally-inspired experience possible. I look forward to working closely with the Board, senior leadership team and Red Lion’s dedicated and hard-working employees to drive improved operating results and create significant value for all of our shareholders.”

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels located in ten states and one Canadian province. As of Jan. 13, 2014, the company has 55 hotels system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of 53 hotels with 9,195 rooms and 462,822 square feet of meeting space. The Leo Hotel Collection is comprised of two hotels with 3,256 rooms and 241,000 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

Social Media

www.Facebook.com/RedLionHotels

www.Twitter.com/RedLionHotels

www.YouTube.com/RedLionHotels

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2012, and in other documents filed by the company with the Securities and Exchange Commission.

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